Exhibit 99.1

NEWS RELEASE

Investor Relations

301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Fourth Quarter and Full-Year 2009 Financial Results

Rockville, Maryland, March 10, 2010 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced fourth quarter and year-end financial results for the three and twelve month periods ended December 26, 2009.

For the full year ended December 26, 2009, the Company’s net loss from continuing operations was $18.7 million, or $0.37 per share, compared to a net loss of $23.0 million, or $0.44 per share, for the year ended December 27, 2008. Including results from discontinued operations, Nabi had a net loss of $18.7 million, or $0.37 per share for the current period, compared with a net loss of $18.7 million, or $0.36 per share, in 2008.

For the quarter ended December 26, 2009, the Company recorded a net income from continuing operations of $1.1 million, or $0.02 per share, compared to a net loss of $5.1 million, or $0.10 per share, for the prior year period. Including results from discontinued operations, Nabi had net income of $1.1 million, or $0.02 per share, compared to a net loss of $4.7 million, or $0.09 per share, in the fourth quarter of 2008.

Revenue of $10.5 million in 2009 reflects payments recognized from the sale of PentaStaph to GlaxoSmithKline Biologicals S.A. (GSK). This includes $3.1 million from the initial $21.5 million payment received from GSK which is being recognized as revenue ratably over the term of the transition services agreement (currently expected to be 14 months), a $5 million payment for the successful achievement of a PentaStaph performance milestone and $2.4 million related to our services provided under the transition services agreement.

General and Administrative expenses for 2009 were $10.0 million compared to $12.4 million in 2008. The decrease is a result of our continued efforts to reduce overall infrastructure costs as well as a reduction in share-based compensation expense, offset in part by higher legal fees associated with the strategic alternatives process. Research and Development expenses were $16.5 million in 2009 compared to $12.6 million in 2008. This increase is primarily due to increased activities associated with the initiation of the first of two NicVAX Phase III clinical trials. General and Administrative expenses for 2010 are expected to approximate 2009 levels while Research and Development expenses are expected to increase as Nabi initiates the second NicVAX Phase III clinical trial, continues activities of the first NicVAX Phase III trial and prepares for commercial manufacture and testing of NicVAX.

The Company repurchased $10.4 million, par value, of its 2.875% convertible senior notes for $10.1 million during 2009, leaving a balance of $6.1 million, par value, at December 26, 2009. Nabi also repurchased 2 million shares of its common stock during 2009 at an average price of $3.94 per share, including 1 million shares in the fourth quarter. During the first quarter of 2010, the Company repurchased an additional 1.8 million shares of common stock for $9.2 million. Since the inception of the repurchase plan in December 2007, a total of 13.9 million shares have been repurchased for a total of $54.1 million, leaving a balance of $10.9 million in the repurchase plan at March 10, 2010.

Net cash provided by operating activities was $6.2 million for the full year 2009 compared to a net use of $18.9 million in 2008. Excluding discontinued operations, cash used in operating activities was $3.6 million for 2009 compared to $22.8 million in 2008, a reduction of 84%. Cash, cash equivalents and marketable securities totaled $119.0 million at the end of 2009 compared to $130.3 million at the end of 2008. The decrease in the balance of cash, cash equivalents and marketable securities is largely due to $7.9 million for stock repurchases and $10.1 million to repurchase debt, offset in part by net cash provided by operating activities.

Fourth Quarter 2009 Accomplishments

•

Executed an exclusive worldwide option and license agreement with GSK for NicVAX for a total potential consideration of more than $500 million, including a $40 million non-refundable upfront payment payable in March 2010. The agreement also provides significant royalty opportunities for Nabi.

•	Initiated the first of two Phase III clinical trials for NicVAX the results of which are anticipated in the second half of 2011.
•	Received a $10 million grant from the National Institute on Drug Abuse to partially offset the cost of the Phase III trials.
•	Completed the sale of PentaStaph to GSK and received $26.5 million of the total $46 million consideration in 2009.

Significant Recent and Upcoming Events

•	Successfully completed an additional PentaStaph milestone in 2010 and received an $8 million payment, leaving the opportunity to receive an additional $13 million for the remaining two milestones.
•	Received favorable shareholder vote supporting the NicVAX agreement, completed other closing requirements and closed the NicVAX agreement which entitles us to receive the $40 million upfront payment.
•	Anticipate initiating the second NicVAX Phase III clinical trial and completing recruitment for the first Phase III trial in the coming months.

“I am very proud and pleased with our accomplishments in 2009. We have successfully executed two important agreements for PentaStaph and NicVAX, closing the PentaStaph agreement in 2009 and recently closing the NicVAX agreement, thereby achieving our major objectives of the strategic alternatives process,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “The NicVAX option and license agreement and the sale of PentaStaph mark two very significant events that have enhanced the value of Nabi Biopharmaceuticals for its shareholders. I am particularly pleased with the partnership with GSK as they have unique strength in the development and marketing of vaccines as well as strength and experience in the smoking cessation therapy arena. Few companies have this unique blend of capabilities.”

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EST today to discuss these results.

The webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=2790161

(Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 800-659-1942 and the international call-in number is 617-614-2710. The passcode is 75516930. An audio replay will be available for U.S./Canada callers at 888-286-2010 and for international callers at 617-801-6888. The replay passcode is 42817627. An audio replay of this call will be available through March 17, 2010. The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse, and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine), a vaccine designed to prevent the most dangerous and prevalent strains of S. aureus bacterial infections. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to conduct and obtain successful results from our two Phase III clinical trials for NicVAX; GSK’s failure to exercise its option for and successfully commercialize NicVAX; GSK’s failure to successfully develop and commercialize any future generation candidate nicotine vaccine; our ability to commercialize NicVAX if GSK does not exercise its option for NicVAX; our ability to raise sufficient new capital resources to fully develop and commercialize NicVAX if GSK does not exercise the NicVAX option; our ability to attract, retain and motivate key employees; our ability to collect any further milestones and royalty payments under the PhosLo and PentaStaph agreements; the ability to obtain regulatory approval for NicVAX and any future generation candidate nicotine vaccine in the U.S. or other markets; our ability to successfully contract with contract manufacturing organizations for the manufacture and supply of NicVAX; our ability to comply with reporting and payment obligations under government rebate and pricing programs; and loss of full use of our net operating loss carry forwards. These factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 to be filed with the Securities and Exchange Commission.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands	December 26, 2009	December 27, 2008 (as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$59,510	$106,438
Marketable securities	59,489	23,900
Receivables	6,690	—
Prepaid expenses and other current assets	4,004	1,430
Assets of discontinued operations	—	10,409

Total current assets	129,693	142,177
Property and equipment, net	855	1,315
Other assets	769	729

Total assets	$131,317	$144,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,735	$1,226
Accrued expenses and other current liabilities	4,961	3,030
Deferred revenue	18,447	—
2.875% convertible senior notes, net	5,951	—
Liabilities of discontinued operations	2,816	3,381

Total current liabilities	33,910	7,637
2.875% convertible senior notes, net	—	15,202

Total liabilities	33,910	22,839
Stockholders' equity:
Convertible preferred stock	—	—
Common stock	6,278	6,239
Capital in excess of par value	365,841	363,003
Treasury stock	(50,267)	(42,187)
Other comprehensive income	(20)	60
Accumulated deficit	(224,425)	(205,733)

Total stockholders' equity	97,407	121,382

Total liabilities and stockholders' equity	$131,317	$144,221

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Twelve Months Ended
In thousands, except share and per share data	December 26, 2009	December 27, 2008 (as adjusted)	December 26, 2009	December 27, 2008 (as adjusted)

Revenues:
Service revenue	$10,489	$—	$10,489	$—
Operating expenses:
Cost of service	1,988	—	1,988	—
General and administrative expenses	2,191	2,269	9,987	12,415
Research and development expenses	4,633	2,651	16,490	12,556

Operating loss	1,677	(4,920)	(17,976)	(24,971)
Interest income	48	493	368	4,579
Interest expense	(435)	(400)	(1,071)	(3,902)
Other income (expense), net	(180)	(549)	(48)	(1,454)

Loss from continuing operations before income taxes	1,110	(5,376)	(18,727)	(25,748)
Benefit from income taxes	—	247	—	2,765

Income (loss) from continuing operations	1,110	(5,129)	(18,727)	(22,983)
Discontinued operations:
Income from discontinued operations, net of tax provision	—	380	—	4,245

Income from discontinued operations	—	380	—	4,245

Net income (loss)	$1,110	$(4,749)	$(18,727)	$(18,738)

Basic and diluted (loss) income per share:
Continuing operations	$0.02	$(0.10)	$(0.37)	$(0.44)
Discontinued operations	0.00	0.01	0.00	0.08

Basic and diluted (loss) income per share	$0.02	$(0.09)	$(0.37)	$(0.36)

Basic and diluted weighted average shares outstanding	50,339	51,380	50,633	51,866

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
In thousands	December 26, 2009	December 27, 2008 (as adjusted)
Cash flow from operating activities:
Loss from continuing operations	$(18,727)	$(22,983)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	502	574
Non-cash intra-period tax allocation	—	(2,765)
Accretion of discount on convertible senior notes	483	2,304
Share-based compensation	2,463	2,733
Loss (gain) on repurchase of convertible senior notes	302	1,553
Other	4	48
Changes in assets and liabilities:
Receivables	(6,685)	—
Prepaid expenses and other assets	(2,713)	753
Accounts payable, accrued expenses and other	2,298	(4,982)
Deferred revenue	18,447	—

Total adjustments	15,101	218

Net cash used in operating activities from continuing operations	(3,626)	(22,765)
Net cash provided by operating activities from discontinued operations	9,843	3,864

Net cash provided by (used in) operating activities	6,217	(18,901)

Cash flow from investing activities:
Purchases of marketable securities	(91,471)	1,600
Proceeds from sales and maturities of marketable securities	55,833	(23,871)
Capital expenditures	(4)	(53)
Other	—	112

Net cash provided by (used in) investing activities from continuing operations	(35,642)	(22,212)
Net cash provided by investing activities from discontinued operations	—	1,567

Net cash provided by (used in) investing activities	(35,642)	(20,645)

Cash flow from financing activities:
Proceeds from issuance of common stock for employee benefit plans	528	128
Purchase of common stock for treasury	(7,940)	(20,010)
Repurchase of convertible senior notes	(10,091)	(51,634)
Other financing activities	—	(83)

Net cash used in financing activities from continuing operations	(17,503)	(71,599)
Net cash used in financing activities from discontinued operations	—	(23)

Net cash used in financing activities	(17,503)	(71,622)

Net decrease in cash and cash equivalents	(46,928)	(111,168)
Cash and cash equivalents at beginning of period	106,438	217,606

Cash and cash equivalents at end of period	$59,510	$106,438